As filed with the Securities and Exchange Commission on April 20, 2006.
Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	75-2216818
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)
2711 N. Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960
(214) 370-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Bradley C. Almond
Vice President and Chief Financial Officer
2711 N. Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960
(214) 370-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
          Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this registration statement.
          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed
Title of each class of	Amount to be	offering price per	maximum aggregate	Amount of
securities to be registered	registered (1)	share (2)	offering price (2)	registration fee
Common stock, par value $0.01 per share	16,086,600	$1.175	$18,901,755	$2,022.49

(1)	This Registration Statement on Form S-3 covers resales of up to 16,086,600 shares of the registrant’s common stock, par value $0.01 per share, (i) held by certain selling shareholders named herein and (ii) issuable upon exercise of warrants held by the selling shareholders, together with such indeterminate number of shares as may be issuable pursuant to anti-dilution provisions contained in such warrants.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based on the average high and low prices of the common stock as reported on The Nasdaq National Market on April 19, 2006.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

          The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated April 20, 2006
PROSPECTUS
ZIX CORPORATION
16,086,600 SHARES
COMMON STOCK
          This prospectus relates to shares of our common stock that may be sold by the selling shareholders named in this prospectus. The selling shareholders acquired the common stock and warrants exercisable for such common stock from us in connection with a private placement that closed on April 5, 2006.
          In the private placement, we issued and sold an aggregate of 9,930,000 shares of our common stock and warrants to purchase up to an additional 5,958,000 shares of our common stock. In addition, we issued a warrant to purchase up to 198,600 shares of our common stock to C.E. Unterberg, Towbin LLC as partial compensation for its services as our placement agent in connection with the private placement transaction.
          The common stock being registered is being offered for the account of the selling shareholders. We will not receive any proceeds from the sale of the shares of common stock offered under this prospectus.
          The shares may be offered in transactions on The Nasdaq National Market, in negotiated transactions or through a combination of methods of distribution, at prices relating to the prevailing market prices, at negotiated prices or at fixed prices that may be changed. Please see below under the heading “Plan of Distribution.”
          Our common stock is quoted on The Nasdaq National Market under the symbol “ZIXI.” On April 19, 2006, the last sale price of our common stock, as reported on The Nasdaq National Market, was $1.16 per share.
          This investment involves a high degree of risk. You should purchase shares only if you can afford a loss of all or a portion of your investment. Please see “Risk Factors” below, beginning on page 2.
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                , 2006.

          You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. Neither Zix Corporation nor any of its representatives has authorized anyone to provide prospective investors with any information or to represent anything not contained in or incorporated by reference in this prospectus. Furthermore, no dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference in this prospectus. This prospectus is an offer to sell only the shares offered by this prospectus, but only under the circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

i

PROSPECTUS SUMMARY
          Since January 1999, we have been developing and marketing products and services that bring privacy, security and convenience to Internet users: specifically, e-messaging and e-prescribing solutions and services. We provide easy-to-use-and-deploy e-communications services that protect, manage and deliver sensitive information to enterprises and consumers in healthcare, finance, insurance and government. Our eSecure services enable policy-driven email encryption, content filtering and send-to-anyone capability while our eHealth services improve patient care, reduce costs and improve efficiency through e-prescribing and e-lab solutions.
          This prospectus relates to an aggregate of up to 16,086,600 shares of common stock, par value $0.01 per share, issued or issuable by us to the individuals listed under “Selling Shareholders” below (or their respective transferees or assignees) in connection with a private placement of our common stock and warrants. Pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated April 4, 2006, among us and certain purchasers (collectively, including their respective assignees, the “Purchasers”), we agreed to sell to the Purchasers an aggregate of 9,930,000 units at a price of $1.19 per unit, each unit consisting of one share of our common stock and one warrant to purchase 0.60 of one share of our common stock at an exercise price of $1.54 per share.
          We have also agreed to issue certain warrants to purchase up to 198,600 shares of our common stock at an exercise price of $1.54 per share to C.E. Unterberg, Towbin LLC (“CEUT”) as compensation for CEUT’s services as our placement agent in connection with the private placement transaction.
          In connection with the private placement, we agreed to register with the Securities and Exchange Commission (the “SEC”) shares of our common stock (i) issued pursuant to the Purchase Agreement and (ii) issuable upon exercise of the warrants issued pursuant to, or in connection with, the Purchase Agreement.
          As of April 10, 2006, there were approximately 59,630,100 shares of our common stock outstanding (including the shares issued to the Purchasers, but excluding warrants issued to the Purchasers and to CEUT).
          The Purchasers and CEUT are the “selling shareholders” in this prospectus. The selling shareholders may sell any or all of the shares, subject to federal and state securities laws, but are under no obligation to do so. The price at which the selling shareholders may sell the shares of our common stock will be determined by the prevailing market for the shares or in negotiated transactions. See “Selling Shareholders” below.
          Zix Corporation was incorporated in Texas in 1988. Our executive offices are located at 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960, and our telephone number is (214) 370-2000. Our Web site address is www.zixcorp.com. Information contained on our Web site is not a part of this prospectus. In this prospectus, “we,” “us,” “ZixCorp,” “our” and “Zix” refer to Zix Corporation and its subsidiaries unless the context otherwise requires.

RISK FACTORS
          An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors in evaluating an investment in our common stock. The risks described below are not the only ones that we face. If any of the following risks actually occurs, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment.
     We have incurred significant operating losses in previous years and we continue to use significant amounts of cash for our business operations, which could result in us having insufficient cash to fund our operations under our current business plan.
          We have incurred significant operating losses in previous years. Our businesses operate in emerging markets and developing these businesses is costly and the market is highly competitive. Emerging-market businesses like ours involve risks and uncertainties, and there are no assurances that we will be successful in our efforts.
          Our liquidity and capital resources remain limited. There can be no assurance that our liquidity or capital resource position would allow us to continue to pursue our current business strategy after the proceeds from the issuance of our August 2005 private placement and the April 2006 private placement described herein are expended. As a result, we could be forced to further augment our cash position through additional cost reduction measures, sales of assets, additional financings, or a combination of these actions. There is no assurance that we will be able to raise additional capital if and when needed or on favorable terms. If we cannot raise capital, we might have to alter our business model. Any of these adverse events could substantially diminish the value of our common stock.
     The market may not broadly accept our secure e-messaging and e-prescribing solutions and services, which would prevent us from operating profitably.
          We must be able to achieve broad market acceptance for our secure e-messaging and e-prescribing solutions and services, at a price that provides an acceptable rate of return relative to our costs in order to operate profitably. We have not yet been able to do this. Furthermore, PocketScript®, our e-prescribing service, operates in an emerging market. There is no assurance that this market will develop sufficiently to enable us to operate our PocketScript business profitably. There is no assurance that any of our services will become generally accepted or that they will be compatible with any standards that become generally accepted, nor is there any assurance that enough paying users will ultimately be obtained to enable us to operate these businesses profitably.
     Failure to enter into additional or to maintain existing sponsorship agreements for our PocketScript e-prescribing service and generate other revenue opportunities from PocketScript could harm our business.
          Our PocketScript business has incurred significant operating losses. Through December 31, 2005, significant orders for our PocketScript e-prescribing service came from sponsorship agreements with healthcare payors. Under our payor-sponsorship business model, we deploy PocketScript to the end-user physician and provide the end-user physician a subscription to use the service in return for payments from the healthcare payor. These payments are in the form of guaranteed payments from the healthcare payor or contingent payments that are based on contractually specified performance metrics. In some cases, these contingent payments could represent a substantial portion of the revenue opportunity under the contract. Substantially all of the end-user physicians who are using the PocketScript service and for whom we are currently recognizing revenue are doing so under a subscription arrangement that has been paid for by a healthcare payor. Although we believe that physicians will pay to use the PocketScript service following the one year of service paid for by the healthcare payors or that healthcare payors will extend their sponsorship, there is no assurance that they will do so.
          In addition, we obtain revenue from prescription transaction fees from pharmacy benefit managers and others with respect to the electronic prescriptions processed through our e-prescribing service. Increasing our active physician user base and increasing prescription transaction fees are critical to the success of our plan to achieve profitability in our e-prescribing business.
          Failure to sign follow-on orders with additional healthcare payors from whom a significant portion of our revenues are received or sign new sponsorship agreements with other payors in the coming months, or generate significant revenue from contingent payments, or maintain and identify other revenue opportunities for our e-prescribing service, such as add-on applications or prescription transaction fees, and/or new uses for the transaction data itself, will prevent us from achieving significant revenues from our e-prescribing service.
     Healthcare providers may fail to adopt our PocketScript service.
          Our PocketScript e-prescribing service is targeted to the emerging market for providing secure communications among healthcare providers to deliver information in an efficient, economical manner. This is an emerging market, and the success of PocketScript is dependent, in large measure, on physicians changing the manner in which they write prescriptions. Our challenge is to make this new business attractive to physicians, and ultimately, profitable. To do so has required, and will require, us to invest significant resources, including significant amounts of cash. There is no assurance that enough paying users will ultimately be obtained to enable us to operate the PocketScript business profitably.
     Failure to significantly increase our base of PocketScript users or obtain significant prescription transaction fees may result in failure to achieve the critical mass of physicians and revenue to build a successful business.
          We incur significant up-front costs in connection with initially establishing our PocketScript e-prescribing service with the physician users. Under our current business model, third-party payors typically pay all or a majority of the variable costs of initially establishing our e-prescribing service, and a limited amount of the overhead costs associated with our e-prescribing business. Our plan is to obtain additional revenues in the form of recurring annual subscription fees to use our e-prescribing service, either paid by the third-party payors or the physicians. In addition, we must obtain additional revenues from prescription transaction fees to operate this line of business profitably. As our base of physician users grows through additional physicians subscribing to use our service and the retention of existing users, we hope to generate enough revenue to become profitable in this line of business. Increasing our physician user base and increasing prescription transaction fees are critical to the success of this plan.
          The preponderance of the prescription transaction fees that we currently receive are from two pharmacy benefit managers, which manage the prescription benefits for their health plan customers, and one electronic script aggregator, which receives scripts written by the physician user of our PocketScript e-prescribing service and transmits them via electronic data interchange to retail pharmacies. Our contracts with these persons are short term, meaning that the other party could cancel the contract and require us to renegotiate the contract at lower fee levels or on other unfavorable terms and conditions. These unfavorable terms and conditions could increase our costs and could require us to revise our business model.
          In sum, there is no assurance as to whether, or how quickly, we will be able to increase our user base or prescription transaction fees to such a level that would enable this line of business to operate profitably. If we are not successful in these endeavors, we could be required to revise our business model, exit or reduce the scale of our-e-prescribing business, or raise additional capital.
     Competition in our businesses is expected to increase, which could cause our business to fail.
          Our Zix-branded solutions and services are targeted to the secure e-messaging services market. Our PocketScript business is targeted to the emerging market for electronic prescriptions. As the public’s and governmental authorities’ awareness about the need for privacy and security of electronic communications has increased over the past few years, an increasing number of competitors have entered the market.
          There are many large, well-funded participants in the information technology security industry; however, few currently participate in the secure e-messaging services market in which our Zix-branded solutions and services compete. Our service offerings are focused on the secure communications market, including secure e-messaging. Companies that compete with our Zix-branded secure e-messaging business include content management and secure delivery companies, such as Tumbleweed Communications Corp., and other secure delivery participants, such as Voltage Security, PostX, PGP Corporation, Certified Mail, Authentica, and Sigaba Corporation.
          In addition, we face competition from vendors of Internet server appliances, operating systems, networking hardware, network management solutions, and security software, many of which now, or may in the future, develop or bundle secure e-messaging into their products.
          Our PocketScript e-prescribing service applies the benefits of e-messaging to the medical prescription process by enabling providers to write and transmit prescriptions electronically directly to the pharmacy. Participants in the e-prescribing space include AllScripts Healthcare Solutions, MedPlus, Dr. First, Inc., InstantDX LLC, and iScribe. Competition from these companies and from vendors in related areas, such as electronic medical records vendors — who are expected to include e-prescribing services as an element of their service offering — is expected to increase.
          We may face increased competition as these competitors partner with others or develop new solution and service offerings to expand the functionality that they can offer to their customers. Our competitors may, over time, develop new technologies that are perceived as being more secure, effective, or cost efficient than our own. These competitors could successfully garner a significant share of the market, to the exclusion of our company. Furthermore, increased competition could result in pricing pressures, reduced margins, or the failure of our business to achieve or maintain market acceptance, any one of which could harm our business.

     Our inability to successfully and timely develop and introduce new e-messaging and e-prescribing services and related services and to implement technological changes could harm our business.
          The evolving nature of the secure e-messaging and e-prescribing businesses require us to continually develop and introduce new and related solutions and services and to improve the performance, features, and reliability of our existing solutions and services, particularly in response to competitive offerings.
          We have under development new feature sets for our secure e-messaging and e-prescribing businesses. We may also introduce new services. The success of new or enhanced features and services depends on several factors — primarily market acceptance. We may not succeed in developing and marketing new or enhanced features and services that respond to competitive and technological developments and changing customer needs. This could harm our business.
     If the market for secure e-messaging and e-prescribing services and related services does not continue to grow, demand for our solutions and services will be adversely affected.
          The market for secure e-messaging is a developing market. The market for e-prescribing is an emerging market. Continued growth of the secure e-messaging and e-prescribing services markets will depend, to a large extent, on the market recognizing the need for secure electronic communications, such as email encryption and e-prescribing. Failure of these markets to grow would harm our business.
     Future asset impairments could affect our financial results.
          On September 30, 2005, we sold our MyDocOnline service, Dr. Chart, a Web-based communication tool that connects healthcare providers and hospital-based laboratories by allowing doctors to initiate lab orders, check medical necessity compliance, and view results rapidly and accurately using a secure Internet connection. The sale of the Dr. Chart service resulted in ZixCorp recognizing a one-time, non-cash loss from the sale in the third quarter of 2005 totaling $4.8 million. The primary factor in determining the amount of the loss was the inclusion of the full amount of goodwill associated with the purchase of MyDocOnline, totaling $4.8 million.
          As of December 31, 2005, we have $2.2 million of goodwill on our balance sheet relating to the eSecure product line. Goodwill is evaluated at least on an annual basis or whenever there is a reason to question if the goodwill values are impaired. We also have $4.2 million of property and other long-lived assets. The carrying value of these assets are evaluated whenever there is reason to question if the values are impaired. Future events could impact the valuation of goodwill and long-lived assets. It is possible that we may incur further charges for other asset impairments in the future as we evaluate the prospects of our various lines of business.
     Capacity limits on our technology and network hardware and software may be difficult to project, and we may not be able to expand and/or upgrade our systems to meet increased use, which would result in reduced revenues.
          While we have ample through-put capacity to handle our customers’ requirements for the medium term, at some point we may be required to materially expand and/or upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network, particularly since we have significantly expanded our potential customer base by the growing use of our PocketScript service, which is supported by our ZixData Center™. In addition, we may not be able to expand and/or upgrade our systems and network hardware and software capabilities in a timely manner to accommodate increased traffic on our network. If we do not timely and appropriately expand and/or upgrade our systems and network hardware and software, we may lose customers and revenues.
     Security interruptions to our data centers could disrupt our business, and any security breaches could expose us to liability and negatively impact customer demand for our solutions and services.
          Our business depends on the uninterrupted operation of our data centers — currently, our ZixData Center located in Dallas, Texas; and the Austin, Texas data center used for fail-over and business continuity services. We must protect these centers from loss, damage, or interruption caused by fire, power loss, telecommunications failure, or other events beyond our control. Any damage or failure that causes interruptions in our data centers’ operations could materially harm our business, financial condition, and results of operations.
          In addition, our ability to issue digitally-signed certified time-stamps and public encryption codes in connection with our Zix-branded solutions and services and to support the PocketScript e-prescribing service depends on the efficient operation of the Internet connections between customers and our data centers. We depend on Internet service providers efficiently operating these connections. These providers have experienced periodic operational problems or outages in the past. Any of these problems or outages could adversely affect customer satisfaction.

          Furthermore, it is critical that our facilities and infrastructure remain secure and the market perceives them to be secure. Despite our implementation of network security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers, and similar disruptions from unauthorized tampering with our computer systems. In addition, we are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period of time. We do not carry insurance to compensate us for losses that may occur as a result of any of these events; therefore, it is possible that we may have to use additional resources to address these problems.
          Secure messages sent through our ZixPort® and ZixMessage Center™ messaging portals, in connection with the operation of our secure e-messaging services, include personal healthcare information as well as personal financial information. This information will reside, for a user-specified period of time, in our secure data center network; and individual prescription histories transmitted through our PocketScript e-prescribing system and other personally identifiable healthcare information will reside in our secure data center network. Federal and state laws impose significant financial penalties for unauthorized disclosure of personal information. Exposure of this information, resulting from any physical or electronic break-ins or other security breaches or compromises of this information, could expose us to significant liability, and customers could be reluctant to use our Internet-related services.
     Pending litigation could have a material impact on our operating results and financial condition.
          Beginning in early September 2004, several purported shareholder class action lawsuits were filed in the U.S. District Court for the Northern District of Texas against us and certain of our current and former officers and directors. The purported class action lawsuits seek unspecified monetary damages on behalf of purchasers of ZixCorp’s common stock between October 30, 2003 and May 4, 2004. The purported shareholder class action lawsuits allege that the defendants made materially false and misleading statements and/or omissions in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during this time period.
          Also, three purported shareholder derivative lawsuits have been filed against us and certain of our current and former officers and directors. The shareholder derivative lawsuits relate to the allegedly materially false and misleading statements and/or omissions that are the subject of the purported shareholder class action lawsuits. The derivative lawsuits name ZixCorp as a nominal defendant and as actual defendants the individuals named in the purported shareholder class action lawsuits mentioned above and others. The suits seek to require ZixCorp to initiate legal action for unspecified damages against the individual defendants named in the purported shareholder class action lawsuits. The suits also allege breaches of fiduciary duty, abuse of control, insider selling, and misappropriation of information; and seek contribution and indemnification against the individual defendants.
          These lawsuits may require significant management time and attention and could result in significant legal expenses. While we believe these lawsuits are without merit and intend to defend them vigorously, we are unable to predict the scope or outcome of these matters and quantify their eventual impact, if any, on our company. An unfavorable outcome could have a material adverse effect on our business, operating results, cash flow, and financial condition. We maintain insurance that may limit our financial exposure for defense costs and liability for an unfavorable outcome, should we not prevail, for claims covered by the insurance coverage.
     We may have to defend our rights in intellectual property that we use in our services, which could be disruptive and expensive to our business.
          We may have to defend our intellectual property rights or defend against claims that we are infringing the rights of others. Intellectual property litigation and controversies are disruptive and expensive. Infringement claims could require us to develop non-infringing services or enter into royalty or licensing arrangements. Royalty or licensing arrangements, if required, may not be obtainable on terms acceptable to us. Our business could be significantly harmed if we are not able to develop or license the necessary technology. Furthermore, it is possible that others may independently develop substantially equivalent intellectual property, thus enabling them to effectively compete against us.
     Defects or errors in our services could harm our business.
          We subject our solutions and services to quality assurance testing prior to release. Regardless of the quality assurance testing, any of our solutions could contain undetected defects or errors. In particular, our PocketScript system is used to transmit prescriptions. Defects or errors in our PocketScript system could result in inaccurate prescriptions being generated, which could result in injury or death to patients. Undetected defects or errors could result in loss of or delay in revenues, failure to achieve market acceptance, diversion of development resources, injury to our reputation, litigation claims, increased insurance costs, or increased service and warranty costs. Any one of these could prevent us from implementing our business model and achieving the revenues we need to operate profitably.

     Public key cryptography technology is subject to risks.
          Our Zix-branded solutions and services and the PocketScript e-prescribing service employ, and future solutions and services may employ, public key cryptography technology. With public key cryptography technology, a public key and a private key are used to encrypt and decrypt messages. The security afforded by this technology depends, in large measure, on the integrity of the private key, which is dependent, in part, on the application of certain mathematical principles. The integrity of the private key is predicated on the assumption that it is difficult to mathematically derive the private key from the related public key. Should methods be developed that make it easier to derive the private key, the security of encryption services using public key cryptography technology would be reduced or eliminated and such services could become unmarketable. This could require us to make significant changes to our services, which could damage our reputation and otherwise hurt our business. Moreover, there have been public reports of the successful decryption of certain encrypted messages. This or related publicity could adversely affect public perception of the security afforded by public key cryptography technology, which could harm our business.
     We depend on key personnel.
          We depend on the performance of our senior management team — including our Chairman, CEO, President and COO, Richard D. Spurr, and our Vice President of Finance and Administration, CFO, and Treasurer, Bradley C. Almond, and their direct reports and other key employees, particularly highly skilled technical personnel. Our success depends on our ability to attract, retain, and motivate these individuals. There are no binding agreements with any of our employees that prevent them from leaving our company at any time. There is competition for these personnel. In addition, we do not maintain key person life insurance on any of our personnel. The loss of the services of any of our key employees or our failure to attract, retain, and motivate key employees could harm our business.
     We rely on third parties.
          If critical services and products that we source from third parties were to no longer be made available to us or at a considerably higher price than we currently pay for them, and suitable alternatives could not be found, our business could be harmed.
          For certain elements of our service offerings, we sometimes rely on the products and services of third parties under contracts. Those third parties are not under our control beyond the terms of their agreements and, therefore, should they elect to withhold their products or services or significantly raise their prices, we could be damaged financially in lower returns on sales and a lessening of competitive advantages if suitable alternatives could not be found in a reasonable period of time.
     We could be affected by government regulation.
          Exports of software solutions and services using encryption technology, such as our Zix-branded solutions and services, are generally restricted by the U.S. government. Although we have obtained U.S. government approval to export our solutions and services to almost all countries, the list of countries to which our solutions and services cannot be exported could be revised in the future. Furthermore, some countries impose restrictions on the use of encryption solutions and services, such as ours. Failure to obtain the required governmental approvals would preclude the sale or use of our solutions and services in international markets.
          Furthermore, boards of pharmacy in the various states in which our PocketScript business operates regulate the process by which physicians write prescriptions. While regulations in the states in which this business currently operates generally permit the electronic writing of prescriptions, such regulations could be revised in the future. Moreover, regulations in states in which our PocketScript business does not currently operate may not be as favorable and may impede our ability to develop business in these states.
          The federal government has proposed regulations to create an exception to the prohibition on physicians’ referrals to health care entities with which they have financial relationships for certain electronic prescribing arrangements, to be codified at 42 C.F.R. §411.357(v), and an exception to the related federal health care anti-kickback rules for certain electronic prescribing arrangements, to be codified at 42 C.F.R. §1001.952(x). The purpose of the proposed regulations is to encourage physicians to use electronic prescribing systems to create and deliver prescriptions to the pharmacy. The proposed regulations seek to accomplish this purpose by creating certain safe harbors that are intended to encourage health care entities, such as health insurance companies and hospitals, to provide financial incentives to physicians to use electronic prescribing systems. There is no assurance that the final regulations will actually encourage the use of electronic prescribing systems. Furthermore, the final regulations could provide other participants in the market a competitive advantage or could have currently unforeseen consequences that harm our business.
          Also, future state or federal regulation could mandate standards for the electronic writing of prescriptions or for the secure electronic transmittal of personal health information through the Internet that our technology and systems do not comply with, which would require us to modify our technology and systems. The costs of compliance could be substantial.

     Our stock price may be volatile.
          The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. Our stock price may decrease as a result of the dilutive effect caused by the additional number of shares that may become available in the market due to the issuances of our common stock in connection with the capital funding and acquisition transactions we completed over the last few years. As of March 15, 2006, there was a short position in our common stock of 3,276,863 shares, which may affect the volatility of our stock price.
     One investor owns a large percentage of our outstanding stock and could significantly influence the outcome of actions.
          George W. Haywood and an IRA for the benefit of Mr. Haywood beneficially own approximately 9.5% of our outstanding common stock (measured as of April 10, 2006). Therefore, Mr. Haywood could exert substantial influence over all matters requiring approval by our shareholders, including the election of directors. Mr. Haywood’s interests may not be aligned with the interests of our other shareholders. This concentration of ownership and voting power may discourage or prevent someone from acquiring our business.
     We have a certain amount of debt and may be unable to service or refinance this debt, or servicing this debt may restrict cash available for our business operations, or complying with the covenants of the debt could restrict certain desired business actions.
          As of March 31, 2006, our total outstanding indebtedness, including capital leases, requires us to make payments totaling $8.0 million payable over the next two years, excluding interest. This level of debt could have negative consequences. For example, it could:
•	result in our inability to comply with the financial and other restrictive covenants in our outstanding convertible notes, which among other things, require us to maintain specified cash levels and limit our ability to incur debt and sell assets, which could in turn result in an event of default that, if not cured or waived, could have a material adverse effect on our operations;

•	require us to dedicate a substantial portion of our cash flow from operations to make scheduled principal payments on our debt or to meet required cash reserves, thereby reducing the availability of our cash flow for working capital, capital investments, and other business activities;

•	increase our vulnerability to adverse industry and general economic conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital investments, and other business activities;

•	limit our ability to refinance our indebtedness on terms that are commercially reasonable; and

•	limit our flexibility to plan for, and react to, changes in our business and our industry.
     We have a significant amount of convertible securities and related warrants outstanding and may issue additional equity securities in the future. Conversion or redemption of our outstanding convertible note into our common stock, exercise of the outstanding warrants, and future issuances or conversion of other securities will dilute the ownership interests of existing shareholders.
          The outstanding balance of our convertible promissory note was $5.0 million at April 10, 2006. Under the terms of our convertible note, the full amount outstanding may be converted by the holders at a current conversion price of $4.48 per share. If fully converted at this price, we could be obligated to issue an additional 1,116,071 shares of our common stock. We have also issued warrants covering 2,389,610 shares of our common stock to the current and former holders of the convertible notes and the placement agent for the transaction. The shares issuable to noteholders (i) upon conversion of the outstanding principal amount of the convertible note or (ii) upon exercise of the associated warrants are subject to a cap imposed under the rules of The Nasdaq National Market. Accordingly, no additional shares may be issued to the remaining noteholders and only a limited amount of shares may be issued to the other former holder of our convertible note. We have agreed with these parties to seek shareholder approval at our 2006 annual meeting to issue additional shares to these parties. If the proposal to issue additional shares is successful, the holders could in the future choose to convert the remaining principal amount of the convertible note or exercise the warrants. In addition, in connection with the transaction to which this prospectus relates, we issued and sold additional warrants to purchase 6,156,600 shares of our common stock. Including all of these warrants, we have outstanding warrants and options, including options held by our employees, covering approximately 23 million shares of our common stock with exercise prices ranging from $1.42 to $57.60.
     In January 2004, we acquired substantially all of the assets and business of MyDocOnline, Inc., a subsidiary of Aventis Pharmaceuticals, Inc., and a provider of secure Web-based communications, disease management, and laboratory information solutions. In connection with the acquisition, Aventis Inc. loaned us $3.0 million, which amount may be prepaid by us at our discretion and is due and payable on March 15, 2007. The principal portion of the note may be re-paid, subject to certain limitations, at our option, using shares of our common stock (valued at the time of the re-payment). If re-paid using shares of our common stock on March 15, 2007, the note is payable at 90% of the principal amount owing. Using the closing price of our common stock on April 10, 2006, of $1.18 per share, the number of shares that would be issuable to pay 90% and 100% of the note principal would be 2,288,136 and 2,542,373 shares, respectively.
          The issuances of shares of common stock in respect of the convertible note and these warrants and options would result in a substantial voting dilution of our current shareholders. Any sales in the public market of the common stock issuable upon such conversion or redemption of the note or exercise of the warrants and options could adversely affect prevailing market prices of our common stock.
          In the future, we may determine to seek additional capital funding or to acquire additional businesses, which could involve the issuance of one or more types of equity securities, including convertible debt, common and convertible preferred stock, and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price of our common stock. In addition, we incent our employees and attract new employees by issuing shares of our common stock and options to purchase shares of our common stock. The interest of our existing shareholders may be diluted by any equity securities issued in capital funding financings or business acquisitions and would be diluted by any such future share issuances and stock option grants to employees.
          Finally, as a result of the anti-dilution provisions of the warrants described above, we may be obligated to register with the SEC additional shares of common stock issuable to the warrant holders for public resale.
     We may have liability for indemnification claims arising from the sale of our Web Inspector®, Message Inspector®, and Dr. Chart® product lines.
          We disposed of our Web Inspector and Message Inspector product lines in March 2005 and our Dr. Chart product line in September 2005. In selling those products, we agreed to provide customary indemnification to the purchasers of those businesses for breaches of representations and warranties, covenants, and other specified matters. Indemnification claims could be asserted against us with respect to these matters.
NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS
          This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Act”) and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of future business, market share, earnings, revenues, or other financial items; any statements of the plans, strategies, and objectives of management for future operations; any statements concerning proposed new products, services, or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “predict,” “project,” “forecast,” “plan,” “should,” “could,” “goal,” “estimate,” “intend,” “continue,” “believe,” “expect,” “outlook,” “anticipate,” “hope,” and other similar expressions. Such forward-looking statements may be contained in the “Risk Factors” section above, among other places.
          Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this document. We do not intend, and undertake no obligation, to update any forward-looking statement.
DOCUMENTS INCORPORATED BY REFERENCE
          We furnish our shareholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and special reports, proxy statements and other information with the SEC. Instead of repeating information that we have already filed with the SEC, we are allowed to “incorporate by reference” in this prospectus information contained in those documents we have filed with the SEC. These documents are considered to be part of this prospectus.
          We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling shareholders sell all of the shares of common stock offered by this prospectus:
•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2005, filed March 14, 2006;

•	our Current Reports on Form 8-K dated January 4, 2006, February 7, 2006, February 27, 2006, and April 5, 2006;

•	the description of our common stock contained in our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report filed for the purpose of updating such description.
          Any documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the selling shareholders selling all of the shares of common stock offered by this prospectus, will also be considered to be part of this prospectus and will automatically update and supersede the information contained in this prospectus. Further, all filings we make under the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.
          At your request, we will provide you, without charge, a copy of any of the documents we have incorporated by reference into this prospectus but not delivered with the prospectus (other than exhibits to such documents, unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). If you would like more information, write or call:
Bradley C. Almond
Vice President and Chief Financial Officer
Zix Corporation
2711 North Haskell Avenue, Suite 2200, LB 36
Dallas, Texas 75204-2960
Telephone: (214) 370-2000
WHERE YOU CAN FIND MORE INFORMATION
          We are delivering this prospectus to you in accordance with the U.S. securities laws. We have filed a registration statement with the SEC to register the common stock that the selling shareholders are offering to you. This prospectus is part of that registration statement. As allowed by the SEC’s rules, this prospectus does not contain all of the information that is included in the registration statement.
          You may obtain a copy of the registration statement, or a copy of any other filing we have made with the SEC, directly from the SEC. You may either:
•	read and copy any materials we have filed with the SEC at the SEC’s Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549; or

•	visit the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC.
          You may obtain more information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
DESCRIPTION OF COMMON STOCK AND WARRANTS
Common Stock
          The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends when declared by our board of directors, at their discretion, from legally available funds. The holders of our common stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. Upon liquidation or dissolution, the holders of our common stock are entitled to receive all assets available for distribution to the shareholders, subject to the preferential rights of the holders of any series of preferred stock shares that may be outstanding.
          The foregoing summary is qualified by reference to the description of our common stock that is filed with our Registration Statement on Form 8-A, dated September 25, 1989, including any amendment or report updating such description.
Warrants
          Exercise Period. Each of the warrants held by the Purchasers and by CEUT issued in connection with the private placement will be exercisable from October 5, 2006 through October 5, 2011 and can be exercised in cash or, in certain situations, pursuant to a “net exercise” provision (as described below).
          Methods of Exercise. The warrants may be exercised in cash at all times during the exercise period, whereby the holders of the warrants deliver the warrants to Zix and the then-applicable exercise price for the warrants in exchange for the shares issuable thereunder. In addition, the warrants contain a “net exercise” provision. If there is no effective registration statement registering the resale of the shares issuable upon exercise of the warrants, the net exercise provision allows the holder to receive shares of common stock equal to the value of the warrant without paying the exercise price in cash, but rather with the shares underlying the warrant.
     Exercise Price, Adjustment to Exercise Price and Number of Shares. The exercise price of the warrants issued to the Purchasers and to CEUT is initially $1.54 per share. The exercise price of, and the number of shares issuable pursuant to, the warrants are subject to customary anti-dilution adjustments in certain events, including certain mergers, consolidations, sales of substantially all of the assets of Zix, subdivision or combination of shares of Zix, stock dividends and other distributions of Zix.
     Registration Rights. The warrants are not registered under the Securities Act or any state securities laws. The shares of our common stock issuable upon exercise of the warrants are being registered pursuant to the registration statement of which this prospectus forms a part, in accordance with Zix’s obligations described below. See “Registration Requirements” below.
SELLING SHAREHOLDERS
     On April 5, 2006, we closed a private placement transaction under the Purchase Agreement with the Purchasers in which we issued and sold an aggregate of 9,930,000 units. Each unit consists of (i) one share of our common stock, par value $0.01 per share, and (ii) a related warrant to purchase 0.60 of one share of common stock at an exercise price of $1.54 per share. The units were sold for a purchase price of $1.19 per unit.
     We have also agreed to issue certain warrants to purchase up to 198,600 shares of our common stock at an exercise price of $1.54 per share to CEUT as partial compensation for CEUT’s services as our placement agent in connection with the private placement transaction. The warrants issued to CEUT were computed as 2% of the shares of common stock issued in the private placement transaction.
     The Purchasers and CEUT are the selling shareholders hereunder. Each of the selling shareholders has represented to us that (i) the purchased securities were acquired for investment for the selling shareholder’s own account, not as a nominee or agent, in the ordinary course of business, and not with a view to the public resale or distribution thereof and (ii) such selling shareholder did not have any agreement or understanding, direct or indirect, with any other person to sell or otherwise distribute the securities. The common stock that may be sold by the selling shareholders under this prospectus may include shares of our common stock (i) issued to the Purchasers under the Purchase Agreement, (ii) issuable upon exercise of warrants issued to the Purchasers under the Purchase Agreement and (iii) issuable upon exercise of the warrants issued to CEUT in connection with the Purchase Agreement. The selling shareholders may sell all, some or none of their shares in this offering. We do not know how long the selling shareholders will hold the shares before selling them or how many shares they will sell and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares held by them. See “Plan of Distribution” below.
     The table below lists in the first column the selling shareholders and other information regarding their ownership of our common stock. The second and third columns list the number and percentage of shares of common stock beneficially held by each selling shareholder as of April 10, 2006, taking into account such selling shareholder’s ownership of stock and warrants, as applicable, including the shares and warrants issued in the private placement, and assuming the exercise of the related warrants by each selling shareholder, without giving effect to any limitations on issuance or exercise thereof. The fourth column shows the total number of shares of our common stock that we have agreed to register with the SEC under the registration statement of which this prospectus forms a part. The fifth and sixth columns show the number and percent of shares of common stock to be beneficially held by each selling shareholder after the offering of shares under this prospectus, assuming the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

	OWNERSHIP PRIOR			OWNERSHIP
	TO OFFERING			AFTER OFFERING
			SHARES TO
	NUMBER OF	PERCENTAGE	BE	NUMBER OF	PERCENTAGE
NAME OF OWNER	SHARES	(17)	SOLD	SHARES	(17)
Alice Ann Corporation (1)	97,699	*	67,200	30,499	*

Robert G. Allison	107,200	*	67,200	40,000	*

Gary A. Bergren	54,500	*	40,000	14,500	*

Castlerigg Master Investments Ltd. (2)	1,320,000	2.20%	1,320,000	0	*

C.E. Unterberg, Towbin LLC (3)	376,711	*	198,600	178,111	*

	OWNERSHIP PRIOR			OWNERSHIP
	TO OFFERING			AFTER OFFERING
			SHARES TO
	NUMBER OF	PERCENTAGE	BE	NUMBER OF	PERCENTAGE
NAME OF OWNER	SHARES	(17)	SOLD	SHARES	(17)
Diamond Opportunity Fund, LLC (4)	293,000	*	160,000	166,000	*

Enable Growth Partners LP (5)	963,600	1.61%	963,600	0	*

Enable Opportunity Partners LP (5)	158,400	*	158,400	0	*

Con Egan (6)	1,142,096	1.91%	176,400	965,696	1.62%

H&Q Life Sciences Investors (7)	3,960,000	6.48%	3,960,000	0	*

Richard A. Hoel	51,040	*	47,040	4,000	*

Iroquois Master Fund Ltd. (8)	2,640,000	4.35%	2,640,000	0	*

Conor O’Driscoll (9)	730,839	1.22%	215,600	515,239	*

Richard C. Perkins	128,040	*	103,040	25,000	*

Pierce Diversified Strategy Master Fund LLC (5)	198,000	*	198,000	0	*

Piper Jaffray as Custodian FBO Robert H. Clayburgh IRA (10)	72,040	*	47,040	25,000	*

Piper Jaffray as Custodian FBO Bradley A. Erickson IRA (10)	97,699	*	67,200	30,499	*

Piper Jaffray as Custodian FBO Daniel L. Lastavich IRA (10)	70,499	*	40,000	30,499	*

Piper Jaffray as Custodian FBO James B. Wallace SPN/PRO (10)	77,539	*	47,040	30,499	*

RAQ, LLC (11)	280,000	*	280,000	0	*

SF Capital Partners Ltd. (12)	3,960,000	6.48%	3,960,000	0	*

SRB Greenway Capital, L.P. (13)	76,694	*	68,800	7,894	*

SRB Greenway Capital (QP), L.P. (13)	609,044	1.02%	555,360	53,864	*

SRB Greenway Offshore Operating Fund, L.P. (13)	36,262	*	31,840	4,422	*

Valesco Healthcare Partners I LP (14)	84,000	*	84,000	0	*

Valesco Healthcare Partners II LP (14)	207,200	*	207,200	0	*

Valesco Healthcare Overseas Fund, Ltd. (15)	268,800	*	268,800	0	*

Shawn P. Weinand	67,200	*	67,200	0	*

William H. Baxter Revocable Trust (16)	61,040	*	47,040	14,000	*

*	Less than 1%.

(1)	The registrant has been advised that Eric Nitardy, in his capacity as owner of Alice Ann Corporation, and JoAnn Dvorak, in her capacity as owner and secretary of Alice Ann Corporation, hold voting and dispositive power with respect to the shares held by the selling shareholder.

(2)	The registrant has been advised that Sandell Asset Management Corp. (“SAMC”), is the investment manager of Castlerigg Master Investments Ltd. (“Master”). Thomas Sandell is the controlling person of SAMC, and in such capacity holds voting and dispositive power over the shares and may be deemed to share beneficial ownership of the shares beneficially owned by Master. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International

Holdings Limited (“Holdings”). Holdings is the controlling shareholder of Master. Each of Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments. SAMC, Mr. Sandell, Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(3)	Includes 178,111 shares issuable upon exercise of warrants acquired by C.E. Unterberg, Towbin LLC in a prior private placement transaction. These warrants expire in August 2010. The registrant has been advised that Andrew Arno, in his capacity as Chairman of C.E. Unterberg, Towbin LLC, holds voting and dispositive power with respect to the shares held by the selling shareholder. The registrant has been further advised that C.E. Unterberg, Towbin LLC is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act and is a member of the NASD.

(4)	Includes 33,000 shares issuable upon exercise of warrants acquired by Diamond Opportunity Fund, LLC in a prior private placement transaction. These warrants expire in August 2010. The registrant has been advised that David Hokin, in his capacity as the manager of Diamond Opportunity Fund, LLC, and Rob Rubin and Richard Marks, in their capacities as Managing Directors of Diamond Opportunity Fund, LLC, hold voting and dispositive power with respect to the shares held by the selling shareholder. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of such shares.

(5)	The registrant has been advised that Mitch Levine, in his capacity as Managing Partner, holds voting and dispositive power with respect to the shares held by the selling shareholder. Each of Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC is affiliated with Enable Capital LLC, a registered broker-dealer registered pursuant to Section 15(b) of the Exchange Act. Each selling shareholder is purchasing the shares for the sole benefits of the selling shareholder’s limited partners and has no pre-existing, current, or future intent to distribute shares through Enable Capital LLC.

(6)	Includes 70,953 shares and 66,000 shares issuable upon exercise of warrants acquired by Mr. Egan in prior private placement transactions. These warrants expire in September 2006 and August 2010, respectively.

(7)	The registrant has been advised that Hambrecht & Quist Capital Management, LLC is the investment adviser to H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D. is President of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors Fund. Dr. Omstead disclaims beneficial ownership of these securities.

(8)	The registrant has been advised that Joshua Silverman has voting, investment and dispositive control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(9)	Includes 25,000 shares and 49,500 shares issuable upon exercise of warrants acquired by Mr. O’Driscoll in prior private placement transactions. These warrants expire in September 2006 and August 2010, respectively.

(10)	The registrant has been advised that the registered representative for the selling shareholders, Piper Jaffray & Co., is a broker-dealer registered pursuant to Section 15(b) of the Exchange Act.

(11)	The registrant has been advised that Lindsay A Rosenwald, M.D., in his capacity as the managing member of RAQ, LLC, holds voting and dispositive power with respect to the shares held by the selling shareholder. Dr. Rosenwald is also the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD Member Broker Dealer, and Paramount BioCapital Asset Management, Inc., an investment adviser registered with the SEC.

(12)	Although 3,960,000 shares are being offered hereunder by SF Capital Partners Ltd. (“SF Capital”), SF Capital’s beneficial ownership is limited to 4.99% of the shares of the Company outstanding at any time due to exercise limitations in the warrants held by SF Capital. The registrant has been advised that Michael A. Roth and Brian J. Stark, in their capacities as management members of SF Capital’s investment manager, hold voting and dispositive power with respect to the shares held by the selling shareholder, but Messrs. Roth and Stark disclaim beneficial ownership of such shares.

(13)	The registrant has been advised that Steve Becker is the portfolio manager and sole member of BC Advisors, LLC, which is the general partner of SRB Management, L.P., which in turn serves as the general partner of SRB Greenway Capital, L.P., SRB Greenway Capital (QP), L.P., and SRB Greenway Offshore Operating Fund, L.P., and holds voting and dispositive power with respect to the shares held by the selling shareholders. SRB Greenway Capital, L.P.’s ownership includes 7,894 shares issuable upon exercise of warrants acquired by it in a prior private placement transaction. SRB Greenway Capital (QP), L.P.’s ownership includes 53,684 shares issuable upon exercise of warrants acquired by it in a prior private placement transaction. SRB Greenway Offshore Operating Fund, L.P.’s ownership includes 4,422 shares issuable upon exercise of warrants acquired by it in a prior private placement transaction. These warrants held by each of these selling shareholders expire in August 2010, respectively.

(14)	The registrant has been advised that I. Keith Maher is the portfolio manager and a member of Valesco Healthcare GP, LLC, the general partner of Valesco Healthcare Partners I, LP and Valesco Healthcare Partners II, LP, and holds voting and dispositive power with respect to the shares held by the selling shareholders.

(15)	The registrant has been advised that I. Keith Maher is the portfolio manager of Valesco Healthcare Overseas Fund, Ltd. and the portfolio manager and a member of Valesco Capital Management GP, LLC, the general partner of Valesco Capital Management, LP, the investment manager of Valesco Healthcare Overseas Fund, Ltd., and holds voting and dispositive power with respect to the shares held by the selling shareholder.

(16)	The registrant has been advised that William H. Baxter, in his capacity as trustee of the William H. Baxter Revocable Trust, holds voting and dispositive power with respect to the shares held by the selling shareholder.

(17)	Percentages are based on the total number of shares of our common stock outstanding on April 10, 2006, which was 59,630,100. Shares of our common stock that were not outstanding but could be acquired upon exercise of an option or other convertible security within 60 days of April 10, 2006 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by a particular person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
PLAN OF DISTRIBUTION
     We are registering the shares of common stock to permit the resale of the shares of common stock by the selling shareholders. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligations to register the shares of common stock.
     The selling shareholders and any of their pledgees, assignees, transferees, donees and successors-in-interest may, from time-to-time, sell any or all of the shares of common stock owned by them and offered hereby on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. Each selling shareholder will act independently in making decisions with respect to the timing, manner and size of each sale of the shares of common stock covered in the registration statement of which this prospectus forms a part. The selling shareholders may use any one or more of the following methods when selling the shares of our common stock:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers, which may include long sales and short sales effected after the effective date of the registration statement;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	“at the market” to or through market makers or into an existing market for the shares;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers, sales effected through agents or other privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share;

•	through transactions in options, swaps or other derivative securities (whether exchange-listed or otherwise);

•	a combination of any the foregoing methods of sale; and

•	any other method permitted by applicable law.
     Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.
     The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by such selling shareholders, and, if such selling shareholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time-to-time pursuant to this prospectus. The selling shareholders may also transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the Shares, including certain fees and disbursements of counsel to the selling shareholders; provided, however, that the selling shareholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. We will be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholders for use in this prospectus.
      The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling shareholders. The foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
      Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
      There can be no assurance that the selling shareholders will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.
      Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
REGISTRATION REQUIREMENTS
      We entered into the Purchase Agreement with the Purchasers and an engagement letter, dated February 10, 2006, with CEUT, under which we agreed to prepare and file a registration statement covering the resale of the shares of common stock covered by the registration statement of which this prospectus forms a part.
USE OF PROCEEDS
      We will not receive any of the proceeds from the sale of the common stock by the selling shareholders; rather, the selling shareholders will receive those proceeds directly. If and when all warrants held by the selling shareholders and issued pursuant to or in connection with the Purchase Agreement are exercised in full (assuming an exercise price of $1.54 and no net exercise), we may receive up to an aggregate of approximately $9,481,164 in gross proceeds.
LEGAL MATTERS
      The validity of the stock offered hereby will be passed upon for us by Ronald A. Woessner, our Senior Vice President, General Counsel and Secretary.
EXPERTS
      The financial statements for the years ended December 31, 2005 and 2004 and management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
      The consolidated financial statements for our fiscal year ended December 31, 2003, appearing in our Annual Report on Form 10-K referred to above under the heading “Documents Incorporated by Reference”, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the registrant. All of such fees and expenses, except for the SEC registration fee, are estimated:

SEC registration fee	$2022
Accounting fees and expenses	$15,000
Legal fees and expenses	$100,000
Placement agent legal and other expenses	$25,000
Miscellaneous expenses	$1,978

Total	$144,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     As permitted by the Texas Business Corporation Act, the registrant’s Restated Articles of Incorporation provide that its directors shall not be personally liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit, (iv) any act or omission where the liability of the director is expressly provided for by statute, or (v) any act related to an unlawful stock repurchase or payment of a dividend. In addition, the registrant’s Restated Articles of Incorporation and Restated Bylaws include certain provisions permitted by the Texas Business Corporation Act whereby its directors, officers, employees and agents generally are to be indemnified against certain liabilities to the fullest extent authorized by the Texas Business Corporation Act. Furthermore, an agreement between the registrant and Richard D. Spurr (the registrant’s chairman, chief executive officer, president and chief operating officer), dated January 20, 2004, provides Mr. Spurr with a contractual right to indemnification as an officer and/or director of the registrant as set forth in Article VII of the registrant’s Restated Bylaws, dated August 1, 2002. The registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.
ITEM 16. EXHIBITS.
     The exhibits to this registration statement are listed in the Index to Exhibits on page II-5 of this registration statement, which Index is incorporated herein by reference.
ITEM 17. UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (d) The undersigned registrant hereby undertakes that:
(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 20, 2006.

ZIX CORPORATION
By:	/s/ Bradley C. Almond
Bradley C. Almond
Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     Know all those by these presents that each person whose signature appears below constitutes and appoints each of Bradley C. Almond and Richard D. Spurr, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registration Statement on Form S-3 of Zix Corporation under the Securities Act of 1933, as amended, including, without limitation of the generality of the foregoing, to sign the Registration Statement in the name and on behalf of Zix Corporation, or on behalf of the undersigned as a director or officer of Zix Corporation, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional Registration Statements relating to the same offering of Securities as the Registration Statement that are filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 20, 2006.

Signature	Title

/s/ Richard D. Spurr Richard D. Spurr	Chairman, Chief Executive Officer, President, Chief Operating Officer and Director (Principal Executive Officer)

/s/ Bradley C. Almond Bradley C. Almond	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

Director
Robert C. Hausmann

Director
Charles N. Kahn III

/s/ James S. Marston James S. Marston	Director

/s/ Antonio R. Sanchez III Antonio R. Sanchez III	Director

/s/ Paul E. Schlosberg Paul E. Schlosberg	Director

/s/ Dr. Ben G. Streetman Dr. Ben G. Streetman	Director

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
4.1	Securities Purchase Agreement, dated as of April 4, 2006, by and between Zix Corporation and the Purchasers listed on Schedule A thereto (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K, filed on April 5, 2006 and incorporated herein by reference).

4.2	Form of Warrant to purchase shares of Common Stock of Zix Corporation (filed as Exhibit 4.2 to the registrant’s Current Report on Form 8-K, filed on April 5, 2006 and incorporated herein by reference).

5.1	Legal Opinion of Ronald A. Woessner. (1)

23.1	Consent of Ronald A. Woessner (included in legal opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP. (1)

23.3	Consent of Ernst & Young LLP. (1)

24.1	Power of Attorney (included on the signature page hereto).

(1)	Filed herewith